Exhibit 99

O’Sullivan Industries, Inc. Elects to Utilize 30-Day Grace Period
Under Note Indenture While Evaluating Strategic Alternatives

Roswell, GA, July 15, 2005. O’Sullivan Industries, Inc., a leading manufacturer and distributor of office, household and home organization RTA furniture, today announced it will utilize its thirty-day grace period relating to the $5.3 million interest payment due today on its $100 million 10.63% Senior Secured Notes. Utilization of this grace period does not constitute an event of default under the indenture. No decision has been made whether O’Sullivan will make the interest payment prior to the expiration of the grace period.

O’Sullivan plans to use the grace period to address its current capital structure and to continue initiatives it has undertaken to improve its liquidity position and operations. O’Sullivan fully intends to continue to serve its customers and to pay its employees and vendors in the ordinary course. All of O’Sullivan’s facilities are continuing to operate and to fill customer orders.

O’Sullivan has initiated discussions with representatives of its major stakeholders regarding O’Sullivan’s strategic alternatives, including potentially a consensual restructuring of its capital structure. As with any negotiation, no assurance can be given as to when and if O’Sullivan will succeed in concluding any such agreement with its stakeholders.

O’Sullivan has retained Lazard Frères & Co. LLC to serve as its financial advisor and Dechert LLP as its legal advisor to assist with its evaluation of strategic alternatives and restructuring efforts.

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:
Rick Walters, CFO – (678) 939-0802
Russ Steinhorst, Controller – (678) 939-0809